Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2022 relating to the financial statements of Upstart Holdings, Inc, appearing in the Annual Report on Form 10-K of Upstart Holdings, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, CA

February 18, 2022